Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Chefs’ Warehouse, Inc.

Ridgefield, CT

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of The Chefs’ Warehouse, Inc. on Form S-3 of our reports dated February 24, 2020, relating to the consolidated financial statements and the effectiveness of The Chefs’ Warehouse, Inc.’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2019.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BDO USA, LLP

New York, New York

April 10, 2020